Exhibit 10.19

LOAN AGREEMENT

THIS LOAN AGREEMENT dated the 5th day October, 2022

between

Christopher M Kim of 25 Edinburg Cir, Matawan, NJ 07747 (the “Lender”)

and

Apimeds Pharmaceuticals US, Inc. of 2 East Broad Street, 2nd Floor, Hopewell, NJ 08525 (the “Borrower”)

In consideration of the lender loaning certain monies (the Loan”) to the Borrower, and the Borrower repaying the Loan to the Lenser, the parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount and Interest

The Lender promises to loan $9,900.00 USD to the Borrower and the Borrower to repay this principal amount to the Lender, without interest payable on the unpaid principal beginning of October 5, 2022.

Payment

The Borrower will make full payments as soon as they are able to pay.

At any time while not in default under this Agreement, the Borrower may make lump sum payments or pay the outstanding balance then owing under this Agreement to the Lender without further bonus or penalty.

Governing Law

This Agreement will be construed in accordance with and governed by the laws of the State of New Jersey.

Costs

The Borrower shall be liable for all costs, expenses and expenditures incurred including, without limitation, the complete legal costs of the lender incurred by enforcing this Agreement as a result of any default by the Borrower and such costs will be added to the principal then outstanding and shall be due and payable by the Borrower to the Lender immediately upon demand of the Lender.

Binding Effect

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

This Agreement may only be amended or modified by a written instrument executed by both parties.

Severability

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

General Provisions

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

In Witness whereof, the parties have duly affixed their signatures on this 5th day of October, 2022.

Lender:	Borrower:

/s/ Christopher M Kim	/s/ Christopher M Kim
CHRISTOPHER M KIM	APIMEDS PHARMACEUTICALS US, INC.

By:	Christopher M Kim

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